Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material under §240.14a-12

CF INDUSTRIES HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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4 Parkway North, Suite 400

Deerfield, IL 60015

www.cfindustries.com

For additional information:

Media	Investors
Chris Close	Martin Jarosick
Director, Corporate Communications	Vice President, Investor Relations
847-405-2542 – cclose@cfindustries.com	847-405-2045 – mjarosick@cfindustries.com

Deborah L. DeHaas Nominated for Election to

Board of Directors of CF Industries Holdings, Inc.

DEERFIELD, IL – March 10, 2021 – CF Industries Holdings, Inc. (NYSE: CF) today announced that Deborah L. DeHaas, former vice chairman and managing partner of the Center for Board Effectiveness at Deloitte, has been nominated for election to the Company’s Board of Directors at its annual meeting of shareholders to be held on May 4, 2021.

“We are thrilled at the opportunity to have Deb join the CF Industries Board,” said Stephen A. Furbacher, chairman of the board, CF Industries Holdings, Inc. “Deb’s leadership and extensive expertise in accounting and finance, sustainability, human capital and corporate governance will serve the Board and our management team well as the Company advances its clean energy growth strategy. We look forward to her contributions as we work together to create long-term value for our shareholders.”

Following the election of Ms. DeHaas by CF Industries’ shareholders at the 2021 Annual Meeting, she is expected to join the Board’s Audit Committee and Environmental Sustainability and Community Committee. She will be the seventh new independent director added to the CF Industries Board of Directors in the last seven years.

About Deborah L. DeHaas

Deborah L. DeHaas retired from Deloitte as a Vice Chairman and the Managing Partner of the Center for Board Effectiveness in September 2020. Ms. DeHaas held numerous leadership roles at Deloitte during her 18 years of service to the firm, including as the firm's first Chief Inclusion Officer, as the Regional Managing Partner for the Midwest and Central regions of Deloitte—in which role she led the quality, client satisfaction, growth, marketplace and talent initiatives for over 10,000 professionals in fourteen states—as the Chicago Office Managing Partner, as a member of the Deloitte US board of directors, and as a member of the US Executive Committee. Before joining Deloitte, she was a partner at Arthur Andersen. Ms. DeHaas has served as the Chief Executive Officer of Corporate Leadership Center since November 2020. She currently serves on the Board and Executive Committee of the Sustainability Accounting Standards Board Foundation Board. She is also a trustee and chair of the audit committee at both Northwestern University and the University of Denver. Ms. DeHaas is also a member of the board of directors of Dover Corporation, a diversified global manufacturer and solutions provider, since February 2021.

About CF Industries Holdings, Inc.

CF Industries is a leading global manufacturer of hydrogen and nitrogen products for clean energy, emissions abatement, fertilizer, and other industrial applications. We operate manufacturing complexes in the United States, Canada, and the United Kingdom, which are among the most cost-advantaged, efficient, and flexible in the world, and an unparalleled storage, transportation and distribution network in North America. Our 3,000 employees focus on safe and reliable operations, environmental stewardship and disciplined capital and corporate management, driving our strategy to leverage and sustainably grow the world’s most advantaged hydrogen and nitrogen platform to serve customers, creating long-term shareholder value. CF Industries routinely posts investor announcements and additional information on the Company’s website at www.cfindustries.com and encourages those interested in the Company to check there frequently.

Additional Information

This communication may be deemed to be soliciting material in respect of the 2021 annual meeting of shareholders (the “2021 Annual Meeting”) of CF Industries Holdings, Inc. (“CF Industries”). CF Industries intends to file a proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the 2021 Annual Meeting. Shareholders are urged to read the proxy statement and other relevant documents filed or to be filed with the SEC when they become available because they contain or will contain important information. Shareholders will be able to get copies of the proxy statement and other documents filed with the SEC by CF Industries for free at the SEC’s Internet website, www.sec.gov. Copies of those documents will also be available free of charge through CF Industries’ Internet website, www.cfindustries.com.

Participants in the Solicitation

CF Industries and its directors will be, and certain executive officers of CF Industries may be deemed to be, participants in the solicitation of proxies from CF Industries’ shareholders in connection with the 2021 Annual Meeting. Information regarding CF Industries’ directors and executive officers is available in CF Industries’ proxy statement for its 2020 annual meeting of shareholders, which was filed with the SEC on April 8, 2020, and in filings by CF Industries’ directors and executive officers with the SEC on Forms 3, 4 and 5. Additional information regarding the identity of potential participants in the solicitation and their direct or indirect interests, by security holdings or otherwise, will be included in the proxy statement and other relevant documents to be filed by CF Industries with the SEC in connection with the 2021 Annual Meeting. These documents may be obtained free of charge on the SEC’s Internet website and through CF Industries’ Internet website as described above under “Additional Information.”

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